Exhibit 99

    VF Reports Record Second Quarter Sales and Earnings and Declares Dividend

    Business Editors/Fashion Editors

    GREENSBORO, N.C.--(BUSINESS WIRE)--July 21, 2005--VF Corporation
(NYSE: VFC):

    --  Second quarter sales rise 13%

    --  EPS up 10%, including special items

    --  Gross margins up two full percentage points to 41.4%

    --  Acquisitions continue strong performance

    Information regarding VF's second quarter conference call webcast today can be found at the end of this release.
    VF Corporation (NYSE: VFC), a global leader in branded apparel, today announced record results for its second quarter ended July 2, 2005. All per share amounts are presented on a diluted basis.
    Second quarter sales rose 13% to $1,435.8 million from $1,269.5 million in the prior year's second quarter. Net income increased 11% to $100.0 million from $90.1 million, with earnings per share rising 10% to $.88 from $.80. Second quarter earnings include a net benefit of $.07 per share from special items, detailed below. Similarly, second quarter EPS in 2004 included a net benefit of $.04 per share related to the exit of our Playwear business. The acquisitions of the Vans(R), Napapijri(R), Kipling(R), Reef(R) and Holoubek businesses added $156 million to sales and $.09 to earnings per share in the 2005 quarter.
    For the first six months of 2005, sales increased 11% to $2,999.5 million from $2,702.2 million. Net income rose 15% to $222.9 million from $194.0 million, with earnings per share rising 13% to $1.95 from $1.73. The above acquisitions contributed $312 million to sales and $.20 to earnings per share in the first half of 2005.
    "We are delighted to report another record quarter," commented Mackey J. McDonald, chairman and chief executive officer. "Our strategy to transform VF into a higher growth, more dynamic company is working: we're investing behind our core brands to maintain their leadership positions and at the same time using our operational and brand management skills to effectively integrate and grow our new brands. Most of our core businesses are strong, healthy and operating at very profitable levels, and our acquisitions are clearly delivering on their potential."
    He continued, "Earnings rose more than we anticipated during the quarter, due to particularly robust sales in our Outdoor and Sportswear coalitions, which in turn are driving higher gross margins. Two noteworthy examples in the quarter were our Vans(R) brand, where we are benefiting from very strong product launches and the success of a new retail merchandising format, and our Nautica(R) brand, where we experienced a double-digit sales gain and a big improvement in profitability. We also are gratified by the sales increase posted by our U.S. jeanswear business during the quarter."
    The second quarter 2005 special items referred to above consist of the following:



                                                Net Income       Per
                                               (In millions)    Share
                                               -----------------------
Settlements of income tax matters in foreign
 jurisdictions                                        $12.5      $.11
Tax impact of repatriation of foreign earnings
 - American Jobs Creation Act                          (7.0)     (.06)
Reduction of accruals related to postemployment
 benefits in Mexico                                     9.4       .08
Capacity alignment actions, principally in
 intimate apparel                                      (7.2)     (.06)
                                               -----------------------
       Total                                           $7.7      $.07
                                               =======================


    Second Quarter Business Review

    Jeanswear

    Total Jeanswear sales, which include the Wrangler(R), Lee(R), Riders(R), Rustler(R), H.I.S(R), Maverick(R) and Old Axe(R) brands, rose 2% in the quarter, to $597 million versus $586 million in last year's second quarter, with increases in both international and domestic jeans sales. Sales in our Mass Market and Western Specialty businesses were robust, while our Lee(R) brand business declined. The increase in international jeans sales resulted from favorable foreign currency exchange rates. Jeanswear operating income increased 9%, including the aforementioned reductions in benefit accruals that were greater than required by local laws. The effect in any prior period was not significant.

    Outdoor

    Our Outdoor businesses had another excellent quarter. Sales doubled in the quarter to $297 million from $146 million, with the acquisitions of the Vans(R), Kipling(R), Reef(R) and Napapijri(R) brands contributing $138 million of the increase. Our Vans(R) and Kipling(R) brands had exceptionally strong results and continue to outpace our expectations. The Reef(R) brand acquisition, which was completed in April 2005, contributed $25 million to sales in the quarter. Organic sales growth in the quarter was 9%, driven by strong growth in The North Face(R) and JanSport(R) brands. Operating income rose 97%, with a slight decline in margins reflecting the impact of recent acquisitions.

    Intimate Apparel

    Sales in our Intimate Apparel business, which includes our Vanity Fair(R), Vassarette(R), Lily of France(R), Bestform(R) and Curvation(R) brands, declined 5% in the quarter, to $223 million from $235 million. We have noted previously that 2004 results benefited from a large new product launch with a specialty store customer, which will result in difficult sales and profit comparisons throughout 2005. The 61% decline in operating income and lower margins primarily result from the lower sales and aggressive actions taken to align capacity and reduce costs. We expect comparisons in the second half of the year to improve versus the first half.

    Imagewear

    Our Imagewear coalition reported a 4% sales increase in the quarter, to $181 million from $173 million. The increase in sales was a result of the January 2005 acquisition of the assets of a licensee of the Harley-Davidson Motor Company, Inc., which drove a double-digit sales gain in our licensed sports apparel business. Occupational apparel sales were about flat in the quarter. Operating income rose 16% as we continue to lower product costs and leverage a very solid business platform.

    Sportswear

    Sales of our Sportswear businesses, which include the Nautica(R) and John Varvatos(R) brands, as well as Kipling(R) brand sales in North America, increased 22% in the quarter, to $127 million from $105 million. Each Nautica business unit - Men's Sportswear, Jeans, Furnishings and Retail - experienced solid gains in the quarter. The John Varvatos(R) men's luxury sportswear business also continued its rapid sales growth in the quarter. Operating income increased sharply to $19 million, or 15.1% of sales, compared to $1 million in last year's second quarter. Both sales and operating income in the 2004 quarter included the negative impact of an acquisition-related adjustment of $7 million.
    Overall gross margins for VF increased by two full percentage points in the quarter, to 41.4% from 39.4%, with the improvement coming primarily from growth in our higher margin businesses. Operating margins declined to 11.1% from 11.8% in the prior year period, primarily due to the lower margins in our Intimates business in the current quarter. The tax rate for the 2005 period declined to 29.6% from 32.1% due to the net impact of the income tax settlements and repatriation of foreign earnings, as detailed above.
    Our balance sheet remains in excellent shape, and we ended the quarter with $250 million in cash. Inventories were up 8% over June 2004 levels, with $23 million of the total increase of $82 million due to the 2005 acquisitions. Debt as a percent of total capital was 29.9% at the end of the quarter, or 24.9% net of cash. During the quarter we repaid $100 million of long-term debt and will repay another $300 million that becomes due on October 1, 2005. During the quarter we repurchased one million shares of common stock, bringing the total shares repurchased year-to-date to two million. We expect to repurchase an additional two million shares over the balance of the year.

    Outlook

    For the full year, we continue to expect another record year in both sales and earnings. Sales are expected to rise approximately 7%, excluding any additional acquisitions. We anticipate that sales in the second half of the year will be up approximately 4%, which includes the negative impact of a stronger U.S. dollar versus our prior expectations. We expect comparable increases in both the third and fourth quarters.
    We now expect that earnings will rise about 10% in 2005 to approximately $4.65 per share, reflecting both continued strong performance across most of our businesses during the second half and the special items reported in the most recent quarter. Third quarter EPS should rise approximately 12%, including an $.08 per share impact from the recognition of certain costs related to the disposition of our Playwear business reported in the third quarter of 2004.

    Dividend Declared

    The Board of Directors declared a regular quarterly cash dividend of $.27 per share, payable on September 19, 2005 to shareholders of record as of the close of business on September 9, 2005.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; the financial strength and competitive conditions, including consolidation, of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to make and integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from ongoing businesses and acquisitions; the Company's ability to achieve its planned cost savings; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its second quarter conference call and webcast at 9:00 a.m. ET. Interested parties should call (800)811-0667 domestic, or (913)981-4901 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through August 4, 2005 and can be accessed by dialing
(888)203-1112 domestic, and (719) 457-0820 international. The pass code is 3281749. A replay also can be accessed at the Company's web site at www.vfc.com.



                            VF CORPORATION
                  Consolidated Statements of Income
               (In thousands, except per share amounts)


                           Three Months Ended      Six Months Ended
                                   June                  June
                          --------------------------------------------
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------


Net Sales                 $1,435,831 $1,269,537 $2,999,474 $2,702,206

Costs and Operating
 Expenses
 Cost of goods sold          841,221    769,708  1,755,645  1,648,101
 Marketing, administrative
  and general expenses       445,813    371,785    909,485    763,796
 Royalty income and other     (9,873)   (11,368)   (23,222)   (24,608)
 Gain on disposal of
  Playwear business                -    (10,363)         -     (7,417)
                           ---------- ---------- ---------- ----------
                           1,277,161  1,119,762  2,641,908  2,379,872
                           ---------- ---------- ---------- ----------

Operating Income             158,670    149,775    357,566    322,334

Other Income (Expense)
 Interest, net               (16,449)   (16,656)   (32,107)   (33,437)
 Miscellaneous, net             (137)      (489)       (18)     1,118
                           ---------- ---------- ---------- ----------
                             (16,586)   (17,145)   (32,125)   (32,319)
                           ---------- ---------- ---------- ----------

Income Before Income Taxes   142,084    132,630    325,441    290,015

Income Taxes                  42,097     42,542    102,586     96,053
                           ---------- ---------- ---------- ----------

Net Income                $   99,987 $   90,088 $  222,855 $  193,962
                           ========== ========== ========== ==========



Earnings Per Common Share
 Basic                    $     0.90 $     0.82 $     2.00 $     1.77
 Diluted                        0.88       0.80       1.95       1.73


Weighted Average Shares
 Outstanding
 Basic                       110,254    109,655    111,008    109,192
 Diluted                     113,277    112,642    114,102    112,078


Cash Dividends Per Common
 Share                    $     0.27 $     0.26 $     0.54 $     0.52


Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2005, December 2004 and June 2004 relate to the fiscal periods ended as of July 2, 2005, January 1, 2005 and July 3, 2004, respectively.

Reclassifications: Certain prior year amounts have been reclassified to conform with the 2005 presentation.



                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                      June       December     June
                                      2005         2004       2004
                                  ------------- ----------- ----------

ASSETS

Current Assets
 Cash and equivalents            $     249,517 $   485,507 $  177,382
 Accounts receivable, net              792,747     751,582    763,013
 Inventories                         1,176,548     973,248  1,094,120
 Other current assets                  199,363     168,231    148,465
                                  ------------- ----------- ----------
        Total current assets         2,418,175   2,378,568  2,182,980

Property, Plant and Equipment        1,544,884   1,539,490  1,578,771
 Less accumulated depreciation         985,297     967,236    984,578
                                  ------------- ----------- ----------
                                       559,587     572,254    594,193

Intangible Assets                      754,717     639,520    702,229

Goodwill                             1,094,562   1,031,594    970,369

Other Assets                           399,511     382,342    368,270
                                  ------------- ----------- ----------

                                 $   5,226,552 $ 5,004,278 $4,818,041
                                  ============= =========== ==========


LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current Liabilities
 Short-term borrowings           $     256,090 $    42,830 $  271,112
 Current portion of long-term
  debt                                 301,585     401,232    101,150
 Accounts payable                      384,757     369,937    379,699
 Accrued liabilities                   519,005     558,215    443,344
                                  ------------- ----------- ----------
        Total current liabilities    1,461,437   1,372,214  1,195,305

Long-term Debt                         559,181     556,639    858,569

Other Liabilities                      565,579     536,131    525,281

Commitments and Contingencies

Redeemable Preferred Stock              24,626      26,053     27,151

Common Stockholders'  Equity
 Common Stock                          111,095     111,388    109,998
 Additional paid-in capital          1,162,505   1,087,641  1,030,919
 Accumulated other comprehensive
  income (loss)                       (133,028)   (113,071)  (134,759)
 Retained earnings                   1,475,157   1,427,283  1,205,577
                                  ------------- ----------- ----------
        Total common
         stockholders' equity        2,615,729   2,513,241  2,211,735
                                  ------------- ----------- ----------

                                 $   5,226,552 $ 5,004,278 $4,818,041
                                  ============= =========== ==========


                            VF CORPORATION
                Consolidated Statements of Cash Flows
                            (In thousands)


                                                Six Months Ended June
                                               -----------------------
                                                  2005        2004
                                                ----------  ----------

Operations
   Net income                                  $  222,855  $  193,962
   Adjustments to reconcile net income
      to cash provided by operating activities:
      Depreciation                                 47,633      47,670
      Amortization of intangible assets             7,876       3,405
      Other amortization                            8,327       7,410
      Provision for doubtful accounts               6,475       6,783
      Pension funding in excess of expense        (34,638)    (30,146)
      Other, net                                   (8,844)      7,144
      Changes in operating assets and
       liabilities, net of acquisitions:
           Accounts receivable                    (36,288)    (63,281)
           Inventories                           (190,535)    (93,804)
           Accounts payable                        13,673      20,946
           Accrued liabilities and other           (3,019)     42,893
                                                ----------  ----------

          Cash provided by operating activities    33,515     142,982

Investments
   Capital expenditures                           (50,722)    (34,867)
   Business acquisitions, net of cash acquired   (211,301)   (614,560)
   Software purchases                              (9,484)     (4,616)
   Sale of VF Playwear business                     6,667       4,417
   Other, net                                      12,670       3,860
                                                ----------  ----------

      Cash used by investing activities          (252,170)   (645,766)

Financing
   Increase in short-term borrowings              212,525     169,613
   Payments on long-term debt                    (100,743)       (708)
   Purchase of Common Stock                      (116,066)          -
   Cash dividends paid                            (61,309)    (58,011)
   Proceeds from issuance of Common Stock          63,805      60,709
   Other, net                                        (191)       (456)
                                                ----------  ----------

      Cash provided (used) by financing
       activities                                  (1,979)    171,147

Net Cash Used by Discontinued Operations                -      (3,136)
Effect of Foreign Currency Rate Changes on Cash   (15,356)     (2,630)
                                                ----------  ----------

Net Change in Cash and Equivalents               (235,990)   (337,403)

Cash and Equivalents - Beginning of Year          485,507     514,785
                                                ----------  ----------

Cash and Equivalents - End of Period           $  249,517  $  177,382
                                                ==========  ==========


                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)


                         Three Months Ended       Six Months Ended
                                 June                   June
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Coalition sales
 Jeanswear             $  596,606  $  586,047  $1,303,327  $1,294,327
 Outdoor Apparel and
  Equipment               296,688     145,737     578,984     270,316
 Intimate Apparel         223,016     234,807     450,292     484,227
 Imagewear                180,697     173,433     367,865     346,465
 Sportswear               127,254     104,728     279,016     246,380
 Other                     11,570      24,785      19,990      60,491
                        ----------  ----------  ----------  ----------

 Net sales             $1,435,831  $1,269,537  $2,999,474  $2,702,206
                        ==========  ==========  ==========  ==========


Coalition profit
 Jeanswear             $   93,065  $   85,003  $  212,274  $  207,338
 Outdoor Apparel and
  Equipment                42,438      21,543      74,832      35,445
 Intimate Apparel          13,600      35,242      37,128      70,498
 Imagewear                 24,609      21,233      54,899      43,078
 Sportswear                19,270         515      46,171      13,702
 Other                        (92)      8,590        (639)      4,418
                        ----------  ----------  ----------  ----------

 Total coalition profit   192,890     172,126     424,665     374,479

Corporate and other
 expenses                 (34,357)    (22,840)    (67,117)    (51,027)
Interest, net             (16,449)    (16,656)    (32,107)    (33,437)
                        ----------  ----------  ----------  ----------

Income before income
 taxes                 $  142,084  $  132,630  $  325,441  $  290,015
                        ==========  ==========  ==========  ==========




    CONTACT: VF Services, Inc.
             Cindy Knoebel, 336-424-6189 or 212-841-7141